UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2014

UNITED BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-16540	34-1405357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 South 4th Street, Martins Ferry, Ohio	43935-0010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (740) 633-0445

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 13, 2014, Matthew F. Branstetter, 47, was promoted by resolutions adopted by the Boards of Directors of United Bancorp, Inc. (the “Company’) and its wholly-owned commercial bank subsidiary, The Citizens Saving Bank (the “Bank”), to Senior Vice President and Chief Operating Officer of the Company, and to Executive Vice President and Chief Lending and Operating Officer of the Bank. Mr. Branstetter joined the Company and Bank in 2009 and had most recently been serving as Vice President and Chief Lending Officer of the Company and as Senior Vice President and Chief Lending Officer of the Bank. Mr. Branstetter received a degree in Business Management from Indiana University in 1992 and is Credit Risk Certified by the Risk Management Association (RMA). Mr. Branstetter also graduated from the Graduate School of Banking at the University of Wisconsin.

In connection with Mr. Branstetter’s appointments, his annual base salary will increase from $134,112 to $155,000. In addition, Mr. Branstetter has entered into an Amended Change in Control Agreement providing for payments of two times the sum of: (A) his annual base salary in effect immediately prior to the occurrence of any circumstance giving rise to payment under the agreement; and (B) the amount of any bonus paid pursuant to the annual incentive plan in the year preceding such occurrence. A copy of the Amended Change in Control Agreement is furnished herewith as Exhibit 10.1.

Since the beginning of the Company’s last fiscal year, neither Mr. Branstetter nor any member of his immediate family have been customers of, or have had transactions in excess of $120,000 with the Company or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K, except with respect to loans made by the Bank in its ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Exhibit Description

10.1	Amended Change in Control Agreement – Matthew F. Branstetter

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2014	UNITED BANCORP, INC.

/s/ Scott A. Everson
Scott A. Everson, Chief Executive Officer